Exhibit 6.3

AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of September 29, 2016 (the “Effective Date”), by and between O.S. New Horizon-Personal Computing Solutions Ltd., a company organized under the laws of the State of Israel (the “Company”) and David Freidenberg, bearing Israeli ID No. 034024265 (“David”).

WHEREAS	David and Company have entered into a Personal Employment Agreement dated June 28, 2015 (the “Employment Agreement”); and

WHEREAS	David and Company have signed an amendment to the Employment Agreement, dated November 1, 2015 (the “First Amendment”); and

WHEREAS	David and the Company wish to amend certain terms and conditions set forth in the Employment Agreement and the First Amendment.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Capitalized Terms. Any capitalized terms not defined in this Amendment shall have the meaning ascribed to it in the Employment Agreement.

2.	Amendments to the Employment Agreement.

The following Amendments to the Employment Agreement shall be effective as of the Effective Date:

2.1	Section 7.1.3 shall be added to the Employment Agreement, as follows:

7.1.3	As long as David is employed as the Company’s CEO, David shall be entitled to an annual bonus in the amount equals to 10% of the Company’s net profit.

2.2	Section 7A shall be added to the Employment Agreement, as follows:

7A. Special Bonus

In case of any Exit Event, as defined below, and subject to a suitable resolution by the mother company of the Company, POMM Inc. (the “Mother Company”), David shall be entitled to a special bonus, equals to 4% of the proceeds actually received by the Mother Company or by the shareholders of the Mother Company (as the case may be) in the course of such Exit Event.

“Exit Event” shall mean: (i) sale of all of the then outstanding shares of the Mother Company; or (ii) an investment transaction in the Mother Company, in a sum exceeds USD 2M and in a pre-money valuation exceeds 15M$; or (iii) an initial public offering of the Mother Company’s shares.

2.3	Section 8 of the Employment Agreement (Bonus by Options) shall be amended as follows:

In Section 8.1 - the first sentence shall be replaced to: “in addition to the Base Salary, the Annual Bonus and the Special Bonus, the Mother Company shall grant David, subject to a suitable resolution by the Mother Company, an option to purchase 250,000 ordinary shares of the Mother Company, par value 0.00001 USD each (the “Options)”.

Section 8.2 (Vesting Period) - The following section shall be added in its entirety and replace the existing one:

8.2.1 As of the Effective date of Employment, David shall be entitled to exercise the purchase of 24% of the amount of the Options (60,000 Options);

8.2.2 As of September 29, 2016, David shall be entitled to exercise, exercise the purchase of 20% of the amount of the Options (50,000 Options)

8.2.2 As of the end of 12 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise the purchase of 14% of the amount of the Options (35,000 Options);

8.2.3 As of the end of 24 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise additional 9% of the amount of the Options (22,500 Options) and additional 5% of the amount of the Options (12,500 Options) provided the Company has at the time of exercise audited yearly reports stating the Company has a Net Profit in excess of 1,300,000 USD;

8.2.4 As of the end of 36 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise additional 9% of the amount of the Options (22,500 Options) and additional 5% of the amount of the Options (12,500 Options) provided the Company has at the time of exercise audited yearly reports stating the Company has a Net Profit in excess of 8,500,000 USD;

8.2.5 As of the end of 48 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise additional 9% of the amount of the Options (22,500 Options) and additional 5% of the amount of the Options (12,500 Options) provided the Company has at the time of exercise audited yearly reports stating the Company has a Net Profit in excess of 12 million USD;

For the purpose of this section “Net Profit” shall mean profit before corporate tax of the Mother Company on a consolidated basis.

Section 8.3 and Section 8.4 shall remain unchanged.

2.4	Section 9 (Allocation of Shares) shall be deleted.

3.	No Other Amendments. Upon the execution hereof, this Amendment shall have the effect of amending the Employment Agreement only in so far as required to give effect to the provisions herein. Unless otherwise specifically provided for herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Entire Agreement. Upon execution, this Amendment shall be deemed an integral part of the Employment Agreement, and the Agreement shall be read as one amended agreement for all purposes.

[Signature page follows]

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[Signature page to Amendment to Personal Employment Agreement]

IN WITNESS WHEREOF, the Company and David have executed this Amendment effective as of the Effective Date.

David:	The Company:

/s/ David Freidenberg	/s/ FISH GILA
David Freidenberg	O.S. New Horizon- Personal Computing

POMM INC
Solutions Ltd.

Name:	GILA FISH
Title:	CHAIR PERSON

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